DUPONT
PENSION RESTORATION PLAN

Effective - June 1, 2019

DuPont de Nemours, Inc.

DUPONT
PENSION RESTORATION PLAN
I.     PURPOSE
The purpose of the DuPont Pension Restoration Plan (the “Plan”) is to provide employees (or their eligible survivor(s)) of DuPont de Nemours, Inc. (the “Company”) and/or its participating subsidiaries their benefit that was accrued, as of May 31, 2019, under the Pension Restoration Plan sponsored by E. I. du Pont de Nemours and Company (“Corteva Plan“).
This Plan is intended to constitute an unfunded excess benefit plan under Section 3(36) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and a non-qualified, unfunded deferred compensation plan maintained “primarily for the purpose of providing deferred compensation for a select group of management or other highly compensated individuals” (i.e., a “top hat plan”). All benefits payable under this Plan shall be binding obligations of the Company, as well as any of their respective successors and assigns. This document is intended to satisfy the written plan document requirements of Section 402 of ERISA.
II.     HISTORY
This Plan is a spin-off from the Corteva Plan which was originally adopted January 1, 1976. In connection with the spin-off of Corteva Inc. from the Company effective June
1, 2019 (the “Spin-Off”), the accrued benefits in the Corteva Plan of active employees of the Company were transferred to this Plan, along with any correlated assets held in trust for the Plan. This Plan is frozen as to new accruals and new participants.
III.     ADMINISTRATION
The Benefit Plan Administrative Committee appointed by the Company is the Plan Administrator, except that the People and Compensation Committee shall determine the discount rate to be used in calculating the lump sum payment described in Section V. The Benefit Plan Administrative Committee may adopt such rules as it may deem necessary for the proper administration of the Plan, and its decision in all matters involving the interpretation and application of this Plan shall be final. The Benefit Plan Administrative Committee shall have the discretionary right to determine eligibility for benefits hereunder and to construe the terms and conditions of this Plan.

The Plan Administrator’s powers include, but are not limited to, the following authority:

•
The authority to make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan, including the establishment of any claims procedures that may be required by applicable provisions of law;

•
The Plan Administrator shall have complete discretion to interpret the provisions of the Plan, including but not limited to determinations regarding eligibility for participation in and coverage under the Plan and the types and amounts of benefits payable under the Plan, and to make all necessary findings of fact. The Plan Administrator shall have the discretion and authority to interpret the Plan, and its interpretation thereof in good faith shall be final and conclusive on all persons claiming benefits under the Plan. Decisions by the Plan Administrator may not be overturned unless found by a court to be arbitrary and capricious and having no foundation;

•	The authority to appoint such agents, counsel, accountants, consultants and other persons as may be required to assist in administering the Plan;

•	The authority to allocate and delegate its responsibilities under the Plan, and to designate other persons to carry out any of its responsibilities under the Plan; and

•
The authority to enter into any and all contracts and agreements for carrying out the terms of this Plan and for the administration of the Plan, and to do all acts as it, in its sole discretion, may deem necessary or advisable. Such contracts and agreements shall be binding and conclusive on the parties hereto and anyone claiming benefits hereunder.

Benefits under the Plan will be paid only if the Plan Administrator (or its authorized delegate, such as the claims administrator) decides, in its sole and absolute discretion, that payment is merited pursuant to the terms of the Plan.

In administering the Plan, the Plan Administrator is entitled, to the extent permitted by law, to rely on all tables, valuations, certificates, opinions and reports which are furnished by accountants, counsel or other experts employed or engaged by the Plan Administrator.
IV.     ELIGIBILITY
An employee (or the survivor of an employee, as applicable) of the Company and/or its participating subsidiary who has been in active employment with the Company and/or its participating subsidiary after the Spin-Off and who had a benefit under the Corteva Plan as of May 31, 2019, will be eligible for payments under this Plan.

V.     AMOUNT PAYABLE
The amount payable to a person eligible to receive payments under this Plan will be the actuarial lump sum present value equivalent of the monthly pension (and companypaid survivor benefit, if applicable) or survivor benefit accrued under the Corteva Plan as of May 31, 2019, reduced by the early commencement reduction factors in effect in the Corteva Plan at May 31, 2019 but based on the participant’s age at his or her Earliest Benefit Commencement Date under this Plan.

The lump sum present value shall be determined as of the Earliest Benefit Commencement Date using the Applicable Interest Rate and the Applicable Mortality Table. The term “Applicable Interest Rate” means, for benefit commencement dates during a calendar quarter, the average, rounded to two decimal places, of the rate of interest prescribed by the Secretary of the Treasury as required by Section 417(e)(3) of the Internal Revenue Code for the fourth and fifth month preceding the first day of the calendar quarter. The term “Applicable Mortality Table” means the table prescribed by the Secretary of the Treasury as required by Section 417(e)(3) of the Internal Revenue Code. The amount payable will include the value of the company-paid survivor benefit, if applicable, converted to a lump sum based on the actual age of the survivor unless the employee is single at the time of termination, in which case the value will be calculated on the assumption that the employee has a spouse of the same age.

If the Earliest Benefit Commencement Date is the first day of a month, the amount payable will be credited with interest each month at the Applicable Interest Rate for such month beginning with the first day of the month following the month of the Earliest Benefit Commencement Date and ending with the end of the month of the payment date. If the Earliest Benefit Commencement Date is not the first day of a month, the amount payable will be credited with interest each month at the Applicable Interest Rate for such month beginning with the first day of the month following the one month anniversary of the Earliest Benefit Commencement Date and ending with the end of the month of the payment date.

VI.     AMOUNT PAYABLE IN THE EVENT OF THE DEATH OF AN ACTIVE EMPLOYEE

Survivor benefits are payable as follows upon the death of an active employee:

•	Employee had less than 15 years of service as of May 31, 2019: No survivor benefits are payable.

•
Employee had 15 or more years of service as of May 31, 2019: The amount payable to the survivor(s) will be determined in accordance with the survivor benefit provisions in effect in the Corteva Plan on May 31, 2019.

VII. BENEFICIARY DESIGNATION

If a former employee dies after his or her Earliest Benefit Commencement Date, but before payment is made under this Plan, the calculated lump sum amount to which such former employee would have been entitled shall be paid to the designated beneficiary, or to such former employee’s estate (in case there is no designated beneficiary).
VIII. PAYMENTS OF BENEFITS
The amount payable under this Plan will be a lump sum payment paid at the later of (i) three (3) months after termination (except for officers of the Company or its participating subsidiary for whom the three month period shall be a six month period), or (ii) the end of the month in which the Earliest Benefit Commencement Date (as defined below) occurs.
For purposes of this Plan, the Earliest Benefit Commencement Date is defined as follows:

Age at Termination	Service at May 31, 2019	Earliest Benefit Commencement Date
At least age 50	15 years or more	Termination Date + 1 Day
Not yet age 50	15 years or more	Age 50
Any Age	10 through 14 years	Age 60
Any Age	Less than 10 years	Age 65
However, for officers of the Company or its participating subsidiary, the Earliest
Commencement Date must be at least six (6) months after the date of termination of employment with the Company. All payments under this Plan shall be made by, and all expenses of administering this Plan shall be borne by, the Company.
All benefits and/or payments under this Plan shall be net of an amount sufficient to satisfy any federal, state or local withholding tax requirements and, if applicable, employment taxes (e.g., FICA).
IX.     RIGHT TO MODIFY

The Company reserves the right to change this Plan in its discretion by action of the People and Compensation Committee or its delegate, or to discontinue this Plan in its discretion by action of the Board of Directors: provided, however, that following a Change in Control (as defined in the Company’s Equity and Incentive Plan) no such amendment or termination may adversely affect any benefits accrued under the Plan prior to the termination or adoption of the amendment (including without limitation, any terms, conditions or distribution alternatives applicable to such accrued benefits). In addition, for a period of two (2) years following a Change in Control, the Company shall not terminate the Plan in whole or in part or make any amendment to the Plan which in any way adversely affects or limits the terms and conditions or benefits that are available pursuant to the Plan immediately prior to the Change in Control.
If any provision of this Plan is or in the future becomes contrary to any applicable law, rule, regulation or order issued by competent government authority, the Company reserves the sole right to amend or discontinue this Plan in its discretion without notice.

X.     NONASSIGNMENT
Except to the extent required by applicable law, no assignment or alienation of the rights and interests under this Plan will be permitted or recognized under any circumstances, nor shall such rights and interests be subject to attachment or other legal processes for debt.
XI.     CLAIMS AND APPEALS PROCEDURES

The Plan Administrator shall approve or wholly or partially deny all claims for benefits under the Plan within a reasonable period of time after all required documentation has been furnished to the Plan Administrator.

If a claim is wholly or partially denied, the Plan Administrator shall provide the claimant with written notice setting forth the specific reasons for the denial, making reference to the pertinent provisions of the Plan or the Plan documents on which the denial is based; describe any additional material or information that should be received before the claim may be acted upon favorably, and explain why such material or information, if any, is needed; and inform the person making the claim of his or her right pursuant to this Section to request review of the decision by the Plan Administrator.

A claimant shall have the right to request a review of the decision denying the claim. Such request must be made by filing a written application for review with the Plan Administrator no later than sixty (60) days after receipt by the claimant of written notice of the denial of his or her claim. The claimant may review pertinent Plan documents and shall submit such written comments and other information which he or she wishes the Plan Administrator to consider in connection with his or her claim.

The Plan Administrator may hold any hearing or conduct any independent investigation which it deems necessary to render its decision on review. Such decision shall be made as soon as practicable after the Plan Administrator receives the request for review. Written notice of the decision on review shall be promptly furnished to the claimant and shall include specific reasons for the decision.

For all purposes under the Plan, decisions on claims (where no review is requested)
and decisions on review (where review is requested) shall be final, binding and conclusive on all interested persons.

XII.      TIME LIMIT ON LEGAL ACTIONS

All claims and appeals procedures provided for in the Plan must be exhausted before any legal action is brought. A claimant seeking judicial review of an adverse benefit determination under the Plan, whether in whole or in part, must file any suit or legal action (including, without limitation, a civil action under Section 502(a) of ERISA) within 12 months (the “Limitations Period”) following the date the final adverse benefit determination is issued. Notwithstanding the foregoing, any claimant that fails to engage in or exhaust the claims and review procedures must file any suit or legal action within the Limitations Period following the date of the alleged facts or conduct giving rise to the claim (including, without limitation, the date the claimant alleges he or she became entitled to the Plan benefits requested in the suit or legal action). Nothing in this Plan should be construed to relieve a claimant of the obligation to exhaust all claims and review procedures under the Plan before filing suit in state or federal court. A claimant who fails to file such suit or legal action within the Limitations Period will lose any rights to bring any such suit or legal action thereafter.

XIII. DISCLAIMER OF LIABILITY
Except as otherwise provided under Sections 404 through 409 of ERISA, neither the Company, nor any person described in this Section XIII that is designated to carry out fiduciary responsibilities under this Plan, shall be liable for any act, or failure to act, which is made in good faith pursuant to the provisions of the Plan.
Unless liability is otherwise provided under Section 405 of ERISA, a fiduciary shall not be liable for any act or omission of any other party to the extent that (a) such responsibility was properly allocated to such other party as a named fiduciary, or (b) such other party has been properly designated to carry out such responsibility pursuant to the procedures set forth above.
XIV. FUNDING OF THE PLAN
Nothing contained in this Plan shall require the Company to segregate any monies from its general funds, or to create any trusts, or to make any special deposits for any amounts to be paid to a person eligible to receive payments under this Plan.
All benefits payable in accordance with this Plan, shall constitute a general unsecured obligation of the Company and its successors and assigns and shall be payable from the general assets of any or all of them.
The Company, in its sole discretion, may establish a trust for the purpose of providing funds for the payment of the benefits under the Plan. Such trust shall be an irrevocable grantor trust containing provisions which are the same as, or are similar to, the provisions contained in the model “rabbi trust” set forth in Internal Revenue Service Revenue Procedure 92-64 (or any successor ruling thereto). The Company shall pay all costs relating to the establishment and maintenance of the trust and the investment of funds held in such trust.
XV.     ERRONEOUS PAYMENTS AND OTHER ERRORS
If a benefit is paid that is larger than the amount payable under the Plan, the Company has a right to recover the excess amount from the person or agency that received such overpayment. Erroneous payments or statements will not change the rights or obligations under this Plan, and will not operate to grant additional benefits or coverage.

XVI. MISCELLANEOUS

For purposes of clarity, in no event shall benefits under this Plan be duplicative of the benefits provided by any other Company or its subsidiaries’ plan, program, policy or arrangement.

The Plan is to be construed, administered, and enforced in accordance with ERISA, and to the extent they are not preempted by ERISA, by and in accordance with and other pertinent federal laws and in accordance with the laws of the State of Delaware (without regard to its choice of law principles) to the extent not preempted by ERISA. If any provision of this Plan is held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions of the Plan will remain fully effective

Participation in this Plan does not give to any employee the right to be retained in the employ of the Company or its participating subsidiaries, nor any right or interest in this Plan other than as provided in this Plan document.

No term, condition, or provision of this Plan or any benefit program shall be deemed to be waived, and there shall be no estoppel against enforcing any provision of the Plan or benefit program, except through a writing of the party to be charged by the waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless explicitly made so, and shall operate only with regard to the specific term or condition waived, and shall not be deemed to waive such term or condition in the future, or as to any act other than as specifically waived. No covered person other than as named or described by class in the waiver shall be entitled to rely on the waiver for any purposes.

The “plan year” for the Plan is from January 1 through December 31.

XVII. SECTION 409A

The Plan is intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, and the rulings and regulations issued thereunder (“Code Section 409A”), and to the maximum extent permitted this Plan shall be limited, construed and interpreted in accordance with such intent.
If at the time of an employee’s separation from service, an employee is a “specified employee,” any and all amounts payable under this Plan in connection with such separation from service that constitute deferred compensation subject to Code Section 409A, as determined by the Plan Administrator in its sole discretion, and that would (but for this provision) be payable within six months following such separation from service, shall instead be paid on the first day of the first calendar month following the end of the six month period.
For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), the right to receive payments in the form of installment payments shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment. If any payment could be paid in either of two different calendar years, it shall be paid in the later calendar year.
The Company does not represent, warrant or guarantee that the payment of a benefit under this Plan will not result in any penalty pursuant to Code Section 409A or any similar state statute or regulation.

IN WITNESS WHEREOF, DuPont de Nemours, Inc. has caused this Plan to be executed by its duly authorized individual on the date shown below, but adopted effective as of June 1, 2019.

DuPont de Nemours, Inc.

By: ____________________________
Title: ___________________________
Date: ___________________________